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                                                                    EXHIBIT 8.2

                               PALMER & DODGE LLP
                   ONE BEACON STREET, BOSTON, MA  02108-3190


Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                               February 13, 1998


BGS Systems, Inc.
One First Avenue
Waltham, Massachusetts 02254-9111

         Re: Merger pursuant to Plan and Agreement of Merger by and between Ranger Acquisition Corp., BMC Software, Inc. and
               BGS Systems, Inc.

Ladies and Gentlemen:

         This opinion is being rendered in connection with the filing this date of a registration statement on Form S-4 (the "Registration Statement") containing the Proxy Statement/Prospectus (the "Proxy Statement") relating to the Agreement and Plan of Reorganization (the "Agreement"), dated as of January 31, 1998, by and among BMC Software, Inc. ("BMC"), a Delaware corporation, Ranger Acquisition Corp. ("Merger Sub"), a Massachusetts corporation and a wholly owned subsidiary of BMC, and BGS Systems, Inc. ("BGS"), a Massachusetts corporation. Pursuant to the Agreement, Merger Sub will merge with and into BGS in a transaction (the "Merger") in which BGS will continue as the surviving corporation and a wholly owned subsidiary of BMC, and the separate corporate existence of Merger Sub will cease. Capitalized terms not defined herein have the meanings set forth in the Agreement.

         In our capacity as counsel for BGS in the Merger and for purposes of rendering this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Agreement and the exhibits thereto and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         In rendering this opinion, we have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. In addition, we have assumed that BMC, Merger Sub and BGS will deliver to us, prior to the date that the Proxy Statement is first mailed to BGS stockholders, letters (the "Representation Letters") containing such representations as we determine are necessary for our opinion, which representations will be
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substantially similar to the representations that the Internal Revenue Service customarily requires for advance rulings regarding reorganizations under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We have further assumed that all representations contained in the Agreement and to be made in the Representation Letters are, at the time they are made, and will remain at all times through the Effective Time, true and complete in all material respects and that we may rely on such representations at the time they are made and at all times through the Effective Time. We have also assumed that any representation in any of the documents referred to herein that is made "to the best of the knowledge and belief" (or similar qualification) of any person or party will be correct without such qualification and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our due diligence with respect to the delivery of this opinion, nothing has come to our attention that would cause us to question the accuracy thereof.

         Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change. No assurances can be given that a change in the law on which our opinion is based will not occur prior to or after the Effective Time or that such change will not affect the conclusions expressed herein. We undertake no responsibility to advise you of developments in the law after the Effective Time.

         Our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of BGS that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger to holders of options or warrants to acquire BGS stock.

         On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

         1. The Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

         2. BMC, Merger Sub and BGS will each be a party to the reorganization within the meaning of section 368(b) of the Code.
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         3.      No gain or loss for U.S. federal income tax purposes will be recognized by the holders of BGS Common Stock upon receipt of shares of BMC Common Stock in the merger, except with respect to any cash received in lieu of a fractional share interest in BMC Common Stock.

         No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         This opinion is intended solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Registration Statement.


                                        Very truly yours,

                                        /s/ Palmer & Dodge LLP